CHAMPIONLYTE HOLDINGS, INC. ENGAGES INVESTMENT BANKER TO
                            EXPLORE STRATEGIC OPTIONS

MIAMI, January 24, 2005 -- ChampionLyte Holdings, Inc., (OTC Bulletin Board:
CPLY) announced today it has engaged Miami-based investment banker Knightsbridge Capital to assist the company in exploring strategic options in an effort to maximize shareholder value which may include a possible sale of one of its subsidiaries, a merger or acquisitions that are accretive to earnings.

Two years ago Knightsbridge was instrumental in taking control of ChampionLyte Holdings when it was on the brink of collapse. They assisted the company with its initial financing and a strategic restructuring program.

Currently the company consists of a beverage division which markets ChampionLyte(R) sugar free sports drink and its Old Fashioned Syrup Company subsidiary which manufacturers distributes and markets three flavors of sugar-free syrups. The company expects to soon launch a new low-carb subsidiary.

"While we've made great strides over the past two years in resuscitating the ChampionLyte(R) brand and won a lengthy and costly legal battle to reclaim the Old Fashioned Syrup Company we want to accelerate our efforts to increase shareholder value," said David Goldberg, president of ChampionLyte Holdings, Inc. "Knightsbridge Capital is familiar with ChampionLyte Holdings since it previously played an integral role in assisting us with revitalizing the company. We're confident their objective evaluation of the many opportunities that are available to us will be invaluable in helping us achieve our short- and long-tern objectives."

The company recently announced it has obtained $20 million in committed equity capital in the form of a Standby Equity Distribution Agreement (SEDA) with an institutional investor. Under the terms of the SEDA, the investor has committed to provide up to $20 million of funding to the Company over a 24-month period to be drawn down at the Company's discretion by the sale of its common stock to the investor. Goldberg said the funds will be primarily used to finance brand development as well as potential acquisitions.

Knightsbridge Capital is a full-service financial advisory and investment and merchant banking firm which provides advisory services, mergers and acquisitions, etc. primarily for small, public companies.

About ChampionLyte Holdings, Inc.

ChampionLyte Holdings, Inc. is a fully reporting public company whose shares are quoted on the OTC Bulletin Board under the trading symbol CPLY. Its recently formed beverage division, ChampionLyte Beverages, Inc., a Florida corporation, manufactures, markets and sells ChampionLyte(R), the first completely sugar-free entry into the multi-billion dollar isotonic sports drink market. Its The Old Fashioned Syrup Company subsidiary manufactures, distributes and markets three flavors of sugar-free syrups. The products are sold in more than 20,000 retail outlets including some of the nation's largest supermarket chains. The Company recently established a low-carb subsidiary, Be-Lyte(R) Foods.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the Company is detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.

Contact:     Peter Nasca
             Peter Nasca Associates, Inc.
             312-421-0723
             pnasca@pnapr.com